Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PIONEER SUPER HOLDINGS, INC.

December 19, 2012

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Pioneer Super Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Pioneer Super Holdings, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on November 28, 2012 under the name Pioneer Super Holdings, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Pioneer Super Holdings, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is (i) 12,999,999 shares of Common Stock having a par value of $0.01 per share; and (ii) one share of Preferred Stock, having a par value of $0.01 per share, and which is hereby designated as the “Special Voting Share” (the “Special Voting Share”). Except as otherwise provided by law, the Common Stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Dividends. The holders of the Common Stock shall be entitled to receive dividends as may be declared from time-to-time by the Corporation’s Board of Directors and Dividend Committee, out of funds legally available for that purpose.

B.	PREFERRED STOCK

1. Voting.

1.1 The holder of the Special Voting Share, except as otherwise required under applicable law or as set forth in subparagraph 1.2 below, shall not be entitled to vote on any matter required or permitted to be voted upon by the holders of Common Stock of the Corporation.

1.2 The holder of the Special Voting Share shall be entitled to vote in person or by proxy, on all matters that a holder of Common Stock is entitled to vote on (except as otherwise provided herein or by applicable law) and the holder of the Special Voting Share shall be entitled to cast on any such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of NCS Oilfield Services Canada, Inc., a corporation organized under the laws of the province of Alberta (“CanAmalco”), then outstanding that are not owned by the Corporation or its affiliates, multiplied by the Exchange Ratio (as defined in the articles of incorporation of CanAmalco).

1.3 Except as otherwise provided herein or by law, the holder of the Special Voting Share and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

1.4 Except as set forth herein, the holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock as set forth herein) for taking any corporate action.

2. Conversion or Exchange. The holder of the Special Voting Share shall not have any rights hereunder to convert such share or exchange such share for any other shares of the Corporation. Except as specifically authorized under the Exchange Agreement, by and between the Corporation, CanAmalco and the holder of the Special Voting Share, the holder of the Special Voting Share shall have no power or authority to sell, transfer or otherwise deal in or with the Special Voting Share.

3. Redemption. At such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation and its affiliates) are outstanding, the Special Voting Share shall automatically be redeemed and canceled, with an amount equal to $10.00 due and payable upon such redemption.

4. Restrictions. So long as any Exchangeable Shares (other than Exchangeable Shares owned by the Corporation and its affiliates) are outstanding, the number of Special Voting Shares shall not be increased or decreased and no other term of the Special Voting Share shall be amended, except upon approval of the holder of the outstanding Special voting Share. So long as the Special Voting Share is outstanding, the

Corporation shall (i) fully comply with all terms of the Exchangeable Shares applicable to the Corporation and with all contractual obligations of the Corporation associated with such Exchangeable Shares, and (ii) not amend alter, change or repeal this paragraph except upon the approval of the holder of the Special Voting Share.

5. Reacquired Share. If the Special Voting Share is purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Special Voting Share shall be retired and cancelled promptly after the acquisition thereof.

6. Dividends. The holder of the Special Voting Share shall not be entitled to receive dividends of the Corporation.

FIFTH: The name and mailing address of the incorporator are Natalie West, c/o Weil, Gotshal & Manges LLP, 100 Federal Street, 34th Floor, Boston, Massachusetts 02110.

SIXTH: The number of directors of the Corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors. Election of directors need not be by written ballot. Any director may be removed from office either with or without cause at any time by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose, or by the consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote, given in accordance with Section 228 of the DGCL

SEVENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

EIGHTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification. The rights provided in this Article Ninth (i) shall not be deemed exclusive of any other rights to which an indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to or greater or less than, those set forth in this Article.

The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Ninth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Ninth.

TENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on the date first set forth above.

By:	/s/ Gurinder Grewal

Name:	Gurinder Grewal
Title:	Vice President

[SIGNATURE PAGE TO A&R CERTIFICATE OF INCORPORATION (PIONEER SUPER HOLDINGS, INC.)]